Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES RECORD THIRD QUARTER RESULTS
AND INCREASES 2017 GUIDANCE

•	Q3 Net revenue of $2.6 billion, up 10% over last year

•	Q3 Diluted EPS of $1.74, up 2% from last year; Q3 Adjusted EPS of $2.46, up 9% over last year

•	2017 Adjusted EPS guidance increased to $9.40 to $9.60, up 6% to 9% over 2016

•	2017 Free Cash Flow guidance increased to $970 million to $1,010 million, up 8% to 13% over 2016

•	Closed $1.2 billion acquisition of Chiltern, a leading clinical development CRO, on September 1, 2017

Burlington, NC, October 25, 2017 -LabCorp® (or the “Company”) (NYSE: LH) today announced results for the third quarter ended September 30, 2017, and increased its 2017 guidance.

"We delivered record results highlighted by outstanding growth in the quarter, as revenue increased by 10%, adjusted EPS increased by 9%, and continued strong cash flow resulted in an increase of our full year free cash flow guidance to roughly $1 billion,” said David P. King, chairman and CEO. “The Diagnostics business had strong organic and total volume growth despite the adverse impact from multiple hurricanes, and the Drug Development business turned in a solid performance, highlighted by improved margins, robust net orders, increased book-to-bill, and the closing of the Chiltern acquisition. We continue to expand our capabilities, broaden our geographic and customer base, deliver innovative solutions that only LabCorp can offer, and position ourselves for growth in the years ahead.”

Consolidated Results

Third Quarter Results

Net revenue for the quarter was $2.60 billion, an increase of 9.5% compared to $2.37 billion in the third quarter of 2016. The increase in net revenue was due to growth from acquisitions of 6.9%, organic growth (net revenue growth less revenue from acquisitions for the first twelve months after the close of each acquisition) of 2.3%, and the benefit from foreign currency translation of approximately 30 basis points. In addition, revenue growth was negatively impacted by approximately 0.7% due to multiple hurricanes during the quarter.

Operating income for the quarter was $341.3 million, or 13.1% of net revenue, compared to $324.0 million, or 13.7%, in the third quarter of 2016. The increase in operating income was primarily due to acquisitions, organic revenue growth, and the LaunchPad business process improvement initiative, partially offset by higher personnel costs. The decline in operating margin was primarily due to restructuring charges, special items, and amortization totaling $105.2 million in the quarter, compared to $80.0 million during the same period in 2016. Adjusted operating income (excluding amortization of $54.6 million, as well as restructuring charges and special items of $50.6 million) for the quarter was $446.5 million, or 17.2% of net revenue, compared to $404.0 million, or 17.0%, in the third quarter of 2016.

Net earnings in the quarter were $180.6 million, compared to $179.5 million in the third quarter of 2016. Diluted EPS were $1.74 in the quarter, an increase of 1.8% compared to $1.71 in the same period in 2016. Adjusted EPS (excluding amortization, restructuring charges and special items) were $2.46 in the quarter, an increase of 9.3% compared to $2.25 in the third quarter of 2016. The Company’s adjusted earnings in the quarter were reduced by approximately $0.09 per diluted share due to the impact from multiple hurricanes.

Operating cash flow for the quarter was $350.9 million, compared to $249.9 million in the third quarter of 2016. The increase in operating cash flow was primarily due to higher cash earnings and improved working capital management. Capital expenditures totaled $75.3 million, compared to $66.2 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $275.6 million, compared to $183.7 million in the third quarter of 2016.

At the end of the quarter, the Company’s cash balance and total debt were $409.3 million and $7.2 billion, respectively. During the quarter, the Company invested approximately $1.2 billion in acquisitions, and repurchased $42.1 million of stock representing approximately 0.3 million shares. The Company had $447.4 million of authorization remaining under its share repurchase program at the end of the quarter.

Year-To-Date Results

Net revenue was $7.50 billion, an increase of 6.4% over last year’s $7.05 billion. The increase in net revenue was due to growth from acquisitions of 4.4%, and organic growth of 2.3%, partially offset by the impact of foreign currency translation of approximately 20 basis points.

Operating income was $1,010.0 million, or 13.5% of net revenue, compared to $989.0 million, or 14.0%, in the first nine months of 2016. The Company recorded restructuring charges and special items of $111.5 million in the first nine months of the year, compared to $82.7 million during the same period in 2016. The increase in operating income was primarily due to strong revenue growth and productivity, partially offset by higher personnel costs. The decline in operating margin was primarily due to higher amortization, restructuring charges and special items. Adjusted operating income (excluding amortization of $153.6 million, restructuring charges and special items) was $1.3 billion, or 17.0% of net revenue, compared to $1.2 billion, or 17.1%, in the first nine months of 2016.

Net earnings in the first nine months of 2017 were $561.4 million, or $5.40 per diluted share, compared to $547.7 million, or $5.25 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring charges and special items) were $7.14, an increase of 7.0% compared to $6.67 in the first nine months of 2016.

Operating cash flow was $895.4 million, compared to $727.0 million in the first nine months of 2016. The increase in operating cash flow was primarily due to higher cash earnings and lower working capital usage. Capital expenditures totaled $216.8 million, compared to $204.6 million in the first nine months of 2016. As a result, free cash flow (operating cash flow less capital expenditures) was $678.6 million, compared to $522.4 million in the first half of 2016.

***

The following segment results exclude amortization, restructuring charges, special items and unallocated corporate expenses.

Third Quarter Segment Results

LabCorp Diagnostics
Net revenue for the quarter was $1.84 billion, an increase of 9.9% over $1.67 billion in the third quarter of 2016. The increase in net revenue was driven by acquisitions, organic volume (measured by requisitions excluding those from acquisitions for the first twelve months after the close of each acquisition), price, mix, and the benefit from foreign currency translation of approximately 20 basis points. Total volume (measured by requisitions) increased by 7.3%, of which organic volume was 2.3% and acquisition volume was 5.1%. Volume was negatively impacted by approximately 1.0% due to multiple hurricanes during the quarter. Revenue per requisition increased by 2.4%.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $373.8 million, or 20.3% of net revenue, compared to $341.8 million, or 20.4%, in the third quarter of 2016. The increase in operating income was primarily due to strong revenue growth and LaunchPad savings. The 10 basis point decline in operating margin was due to the adverse impact from multiple hurricanes during the quarter. Excluding the impact from hurricanes, the operating margin would have increased 60 basis points over last year. During the quarter, the Company achieved its three-year goal to deliver $150 million in net LaunchPad savings.

Covance Drug Development
Net revenue for the quarter was $761.1 million, an increase of 8.6% over $701.1 million in the third quarter of 2016. The increase was primarily due to the acquisition of Chiltern, as well as organic growth and the benefit from foreign currency translation of approximately 60 basis points.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $108.9 million, or 14.3% of net revenue, compared to $95.5 million, or 13.6%, in the third quarter of 2016. The increase in operating income and margin were primarily due to the acquisition of Chiltern, organic revenue growth, cost synergies, and LaunchPad savings, partially offset by increased personnel costs. During the quarter, the Company achieved its three-year goal to deliver cost synergies of $100 million related to the acquisition of Covance. In addition, the Company remains on track to generate savings of approximately $20 million in 2017 (approximately $45 million on an annualized basis) from the expansion of the LaunchPad initiative to include Covance Drug Development.

Net orders and net book-to-bill during the trailing twelve months were $3.82 billion and 1.33, respectively. Backlog at the end of the quarter was $6.84 billion, which includes backlog from the Chiltern acquisition of $1.0 billion. The Company expects approximately $2.7 billion of this backlog to convert into revenue in the next twelve months.

Outlook for 2017
The following guidance assumes foreign exchange rates effective as of September 30, 2017 for the remainder of the year, and includes capital allocation.

•
Net revenue growth of 8.0% to 8.5% over 2016 net revenue of $9.44 billion, which includes the negative impact from approximately 10 basis points of foreign currency translation. This is an increase over the prior guidance of 5.0% to 6.5%.

•
Net revenue growth in LabCorp Diagnostics of 8.5% to 9.0% over 2016 net revenue of $6.59 billion. This is an increase over the prior guidance of 7.0% to 8.0% primarily due to the consolidation of a joint venture related to the acquisition of PAML.

•
Net revenue growth in Covance Drug Development of 6.0% to 7.5% over 2016 net revenue of $2.84 billion, which includes the negative impact from approximately 10 basis points of foreign currency translation. This is an increase over the prior guidance of 1.0% to 3.0% due to the acquisition of Chiltern.

•	Adjusted EPS of $9.40 to $9.60, an increase of approximately 6% to 9% as compared to $8.83 in 2016. This is an improvement over the prior guidance of $9.30 to $9.65.

•
Free cash flow (operating cash flow less capital expenditures) of $970 million to $1,010 million, an increase of approximately 8% to 13% over the prior year. This is an increase over the prior guidance of $925 million to $975 million due to continued strong earnings and working capital management.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, Free Cash Flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the

Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relations section of the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 90788597. A telephone replay of the call will be available through November 8, 2017 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 90788597. A live online broadcast of LabCorp’s quarterly conference call on October 25, 2017 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible through October 19, 2018.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net revenue	$2,597.9	$2,372.7	$7,504.4	$7,049.9
Reimbursable out-of-pocket expenses	57.3	42.0	140.7	163.5
Total revenues	2,655.2	2,414.7	7,645.1	7,213.4

Net cost of revenue	1,715.1	1,584.3	4,956.2	4,657.4
Reimbursable out-of-pocket expenses	57.3	42.0	140.7	163.5
Total cost of revenues	1,772.4	1,626.3	5,096.9	4,820.9

Gross profit	882.8	788.4	2,548.2	2,392.5

Selling, general and administrative expenses	465.3	400.5	1,320.0	1,224.2
Amortization of intangibles and other assets	54.6	41.1	153.6	130.7
Restructuring and other special charges	21.6	22.8	64.6	48.6

Operating income	341.3	324.0	1,010.0	989.0

Other income (expense):
Interest expense	(59.9)	(58.2)	(167.3)	(166.2)
Equity method income, net	3.2	2.6	10.0	5.9
Investment income	0.7	0.6	1.4	1.5
Other, net	(4.2)	(5.6)	(8.2)	(1.3)
Earnings before income taxes	281.1	263.4	845.9	828.9

Provision for income taxes	97.7	83.6	281.1	280.3

Net earnings	183.4	179.8	564.8	548.6
Less: net earnings attributable to noncontrolling interest	(2.8)	(0.3)	(3.4)	(0.9)
Net earnings attributable to Laboratory Corporation of America Holdings	$180.6	$179.5	$561.4	$547.7

Basic earnings per common share	$1.77	$1.74	$5.48	$5.36

Diluted earnings per common share	$1.74	$1.71	$5.40	$5.25

Weighted average basic shares outstanding	102.3	102.9	102.4	102.3

Weighted average diluted shares outstanding	103.7	104.9	103.9	104.2

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2017	2016
ASSETS:

Current assets:
Cash and cash equivalents	$409.3	$433.6
Accounts receivable, net of allowance for doubtful accounts of $269.2 and $235.6 at September 30, 2017 and December 31, 2016, respectively	1,556.6	1,328.7
Unbilled services	267.3	190.0
Supplies inventory	217.2	205.2
Prepaid expenses and other	450.2	321.2
Total current assets	2,900.6	2,478.7

Property, plant and equipment, net	1,736.2	1,718.6
Goodwill	7,301.1	6,424.4
Intangible assets, net	4,377.4	3,400.5
Joint venture partnerships and equity method investments	64.7	57.6
Deferred income tax assets	2.1	2.1
Other assets, net	309.7	165.1
Total assets	$16,691.8	$14,247.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$595.4	$508.4
Accrued expenses and other	610.1	593.7
Unearned revenue	313.6	176.0
Current portion of long-term debt	18.1	549.5
Total current liabilities	1,537.2	1,829.1

Long-term debt, less current portion	7,200.3	5,300.0
Deferred income taxes and other tax liabilities	1,398.1	1,206.4
Other liabilities	403.4	392.0
Total liabilities	10,539.0	8,726.0

Commitments and contingent liabilities	—	—
Noncontrolling interest	26.9	15.2

Shareholders' equity:
Common stock	12.0	12.1
Additional paid-in capital	1,998.4	2,131.7
Retained earnings	5,517.2	4,955.8
Less common stock held in treasury	(1,059.2)	(1,012.7)
Accumulated other comprehensive income	(342.5)	(581.1)
Total shareholders' equity	6,125.9	5,505.8
Total liabilities and shareholders' equity	$16,691.8	$14,247.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
				.
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$183.4	$179.8	$564.8	$548.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	133.1	121.1	388.2	368.9
Stock compensation	33.1	24.3	85.8	81.9
(Gain) loss on sale of assets	1.7	5.6	2.3	(2.3)
Accreted interest on zero-coupon subordinated notes	0.1	0.4	0.3	1.3
Cumulative earnings less than (in excess of) distributions from equity affiliates	3.6	0.3	(0.4)	0.4
Asset impairment	8.4	—	23.5	—
Deferred income taxes	4.5	(38.1)	(0.1)	5.2
Change in assets and liabilities (net of effects of acquisitions):
(Increase) decrease in accounts receivable (net)	(47.6)	(9.6)	(83.0)	(109.2)
(Increase) decrease in unbilled services	16.1	(9.3)	(40.5)	(59.7)
(Increase) decrease in inventories	(5.7)	(5.4)	(6.4)	(4.8)
(Increase) decrease in prepaid expenses and other	(3.8)	(22.9)	(23.8)	(19.5)
(Decrease) increase in accounts payable	58.6	(2.0)	29.6	(56.3)
(Decrease) increase in unearned revenue	8.9	(9.3)	10.0	23.4
(Decrease) increase in accrued expenses and other	(43.5)	15.0	(54.9)	(50.9)
Net cash provided by operating activities	350.9	249.9	895.4	727.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(75.3)	(66.2)	(216.8)	(204.6)
Proceeds from sale of assets	0.2	2.6	1.2	23.9
Proceeds from sale of investment	—	0.8	—	13.5
Acquisition of licensing technology	—	—	(2.3)	—
Investments in equity affiliates	(7.1)	(2.2)	(33.2)	(12.1)
Acquisition of businesses, net of cash acquired	(1,231.3)	(252.7)	(1,799.3)	(396.8)
Net cash used for investing activities	(1,313.5)	(317.7)	(2,050.4)	(576.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	1,200.0	—	1,200.0	—
Proceeds from term loan	750.0	—	750.0	—
Payments of term loan	(50.0)	—	(50.0)	—
Proceeds from revolving credit facilities	577.3	—	1,327.0	—
Payments on revolving credit facilities	(886.3)	—	(1,327.0)	—
Payments on senior notes	(500.0)	—	(500.0)	(325.0)
Payments on zero-coupon subordinated notes	(2.6)	(17.8)	(33.8)	(31.5)
Payment of debt issue costs	(13.6)	—	(13.6)	—
Payments on long-term lease obligations	(1.7)	(2.9)	(6.0)	(6.0)
Noncontrolling interest distributions	(0.3)	(0.1)	(0.8)	(1.7)
Deferred acquisition costs	(0.1)	0.9	(1.6)	(4.9)
Net proceeds from issuance of stock to employees	33.8	26.6	65.2	67.4
Purchase of common stock	(42.1)	—	(298.1)	—
Net cash provided by (used for) financing activities	1,064.4	6.7	1,111.3	(301.7)
Effect of exchange rate changes on cash and cash equivalents	7.6	(10.9)	19.4	2
Net increase (derease) in cash and cash equivalents	109.4	(72.0)	(24.3)	(148.8)
Cash and cash equivalents at beginning of period	299.9	639.6	433.6	716.4
Cash and cash equivalents at end of period	$409.3	$567.6	$409.3	$567.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

LabCorp Diagnostics
Net Revenue	$1,837.2	$1,671.8	$5,354.2	$4,922.1
Adjusted Operating Income	$373.8	$341.8	$1,089.8	$1,005.1
Adjusted Operating Margin	20.3%	20.4%	20.4%	20.4%

Covance Drug Development
Net Revenue	$761.1	$701.1	$2,151.1	$2,126.6
Adjusted Operating Income	$108.9	$95.5	$287.5	$306.2
Adjusted Operating Margin	14.3%	13.6%	13.4%	14.4%

Consolidated
Net Revenue	$2,597.9	$2,372.7	$7,504.4	$7,048.2

Adjusted Segment Operating Income	$482.7	$437.3	$1,377.3	$1,311.3
Unallocated corporate expense	(36.2)	(33.3)	(102.2)	(108.9)
Consolidated Adjusted Operating Income	$446.5	$404.0	$1,275.1	$1,202.4
Adjusted Operating Margin	17.2%	17.0%	17.0%	17.1%

The Consolidated Net Revenue and Adjusted Segment Operating Income are presented net of intersegment transaction eliminations. Covance Drug Development’s results for the three and nine-month periods ended September 30, 2016 exclude the impact from the wind-down of operations relating to a committed minimum volume contract that expired on October 31, 2015. Adjusted Operating Income and Adjusted Operating Margin are Non-GAAP measures. See the subsequent footnotes for reconciliations of Non-GAAP measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Adjusted Operating Income
Operating Income	$341.3	$324.0	$1,010.0	$989.0
Acquisition-related costs	23.2	7.7	35.6	15.1
Restructuring and other special charges	21.6	22.8	64.6	48.6
Consulting fees and executive transition expenses	3.1	3.4	3.1	7.9
Wind-down of minimum volume contract operations	—	1.3	—	4.0
LaunchPad system implementation costs	2.7	3.7	8.2	7.1
Amortization of intangibles and other assets	54.6	41.1	153.6	130.7
Adjusted operating income	$446.5	$404.0	$1,275.1	$1,202.4

Adjusted EPS
Diluted earnings per common share	$1.74	$1.71	$5.40	$5.25
Restructuring and other special items	0.36	0.27	0.74	0.56
Amortization expense	0.36	0.27	1.00	0.86
Adjusted EPS	$2.46	$2.25	$7.14	$6.67

Free Cash Flow:
Net cash provided by operating activities	$350.9	$249.9	$895.4	$727.0
Less: Capital expenditures	(75.3)	(66.2)	(216.8)	(204.6)
Free cash flow	$275.6	$183.7	$678.6	$522.4

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the third quarter of 2017, the Company recorded net restructuring and other special charges of $21.6 million.  The charges included $4.6 million in severance and other personnel costs along with $12.1 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $0.9 million, primarily in unused severance reserves. The Company also recognized asset impairment losses of $5.8 million related to the termination of a software development project within the Covance Drug Development segment and the forgiveness of indebtedness for LabCorp Diagnostics customers in areas heavily impacted by hurricanes experienced during the quarter.

The Company incurred legal and other costs of $23.2 million primarily relating to the acquisition of Chiltern.  The Company also recorded $3.1 million in consulting and other expenses relating to Covance and Chiltern integration initiatives. In addition, the Company incurred $2.7 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after tax impact of these charges decreased net earnings for the quarter ended September 30, 2017, by $37.2 million and diluted earnings per share by $0.36 ($37.2 million divided by 103.7 million shares)

During the first two quarters of 2017, the Company recorded net restructuring and other special charges of $43.0 million.  The charges included $22.6 million in severance and other personnel costs along with $5.8 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $0.5 million, primarily in unused severance reserves. The Company also recognized an asset impairment loss of $15.1 million related to the termination of a software development project.

The Company incurred legal and other costs of $6.6 million relating to recent acquisition activity.  The Company also recorded $4.9 million in consulting expenses relating to fees incurred as part of its Covance integration and compensation analysis, along with $0.9 million in short-term equity retention arrangements relating to the acquisition of Covance. In addition, the Company incurred $5.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after tax impact of these combined charges decreased net earnings for the nine months ended September 30, 2017, by $77.0 million and diluted earnings per share by $0.74 ($77.0 million divided by 103.9 million shares).

2)
During the third quarter of 2016, the Company recorded net restructuring and special items of $22.8 million. The charges included $14.1 million in severance and other personnel costs along with $9.1 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.2 million in unused facility-related costs and $0.2 million in unused personnel costs.

The Company incurred $5.9 million in fees and expenses associated with acquisitions completed during the quarter and incurred additional legal and other costs of $1.3 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $1.4 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $0.5 million in short-term equity retention arrangements relating to the acquisition of Covance, $3.4 million of accelerated equity and other final compensation relating to executive transition announced during the third quarter, and $3.7 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

In addition, the Company also incurred $5.6 million of interest expense relating to the early retirement of subsidiary indebtedness acquired as part of its recent acquisition of Sequenom.

The after tax impact of these charges decreased net earnings for the quarter ended September 30, 2016, by $28.5 million and diluted earnings per share by $0.27 ($28.5 million divided by 105.0 million shares).

During the first two quarters of 2016, the Company recorded net restructuring and other special charges of $25.8 million. The charges included $9.0 million in severance and other personnel costs along with $21.6 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $2.2 million in unused facility-related costs and $2.6 million in unused severance reserves.

The Company incurred $1.5 million in fees and expenses associated with completed acquisitions and incurred additional legal and other costs of $2.7 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $3.0 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $1.8 million in short-term equity retention arrangements relating to the acquisition of Covance, $4.1 million of accelerated equity compensation relating to the announced retirement of a Company executive and $4.8 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses). In conjunction with certain international legal entity tax structuring, the Company also recorded a one-time tax liability of $1.1 million.

The after tax impact of these charges decreased net earnings for the nine months ended September 30, 2016, by $58.1 million and diluted earnings per share by $0.56 ($58.1 million divided by 104.2 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS excluding amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended September 30, 2017 and 2016, intangible amortization was $54.6 million and $41.1 million, respectively ($37.0 million and $31.3 million net of tax, respectively) and decreased EPS by $0.36 ($37.0 million divided by 103.7 million shares) and $0.27 ($28.4 million divided by 105.0 million shares), respectively. For the nine months ended September 30, 2017 and 2016, intangible amortization was $153.6 million and $130.7 million, respectively ($104.2 million and $89.4 million net of tax, respectively) and decreased EPS by $1.00 ($104.2 million divided by 103.9 million shares) and $0.86 ($89.4 million divided by 104.2 million shares), respectively.

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